Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE THIRD QUARTER OF FISCAL 2019

Red Bank, N.J.  July 31, 2019  -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.22 per unit for the third quarter of fiscal 2019, payable on August 28, 2019 to holders of record on August 16, 2019. Natural gas sold during the second calendar quarter of 2019 is the primary source of royalty income on which the August 2019 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.22 per unit is 15.79%, or $0.03 per unit, higher than the distribution of $0.19 per unit for the third quarter of fiscal 2018. Additional details will be available in the earnings press release scheduled for publication on or about August 15, 2019.

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the second calendar quarters of 2019 and 2018. There was no reduction in throughput at the Grossenkneten desulfurization plant during the quarter just ended. In contrast, during the prior year's equivalent quarter, there was a significant reduction in throughput due to anticipated maintenance requirements at Grossenkneten. Further details will be included in the Trust's 10-Q available through the SEC or on the Trust's website, www.neort.com, on or about August 29, 2019.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	2nd Calendar Quarter Ended 6/30/2019	2nd Calendar Quarter Ended 6/30/2018	Percentage Change
Gas Sales (Bcf) [1]	4.902	3.593	+36.43%
Gas Prices[2] (Ecents/Kwh)[3]	1.8620	1.9141	- 2.72%
Average Exchange Rates[4]	1.1202	1.1705	- 4.30%
Gas Royalties	$1,174,573	$923,710	+27.16%
Gas Prices ($/Mcf)[5]	$5.99	$6.43	- 6.84%
OEG Agreement
Gas Sales (Bcf)	16.320	11.712	+39.34%
Gas Prices (Ecents/Kwh)	1.8988	1.9520	- 2.73%
Average Exchange Rates	1.1187	1.1705	- 4.43%
Gas Royalties	$514,474	$350,867	+46.63%
Gas Prices ($/Mcf)	$5.93	$6.43	- 7.78%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from February-April period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers
    5. Dollars per thousand cubic feet

The table below shows an estimate of the amount of royalties anticipated to be received in the fourth quarter of fiscal 2019 based on the actual amount of royalties that were payable to the Trust for the second calendar quarter of 2019. Amounts in dollars are based on the current exchange rate of 1.115126. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. The August estimate below includes a negative adjustment from the prior quarter of Euros 295,369. This adjustment reflects the inclusion of funds that would have been received under the Mobil sulfur royalty agreement for the second quarter of 2019. Distributions are based on royalty income received less expenses incurred.

Estimated Combined Royalties Anticipated in	Combined Royalties in Euros	Combined Royalties in Dollars	Dollar Royalties in Cents per Unit
August	Euros 235,943	$263,106	$0.0286
September	Euros 531,312	$592,480	$0.0645
October	Euros 531,312	$592,480	$0.0645

The cumulative 12-month distribution, which includes the August 2019 distribution and the three prior quarterly distributions, is $0.81 per unit. This 12-month cumulative distribution is 5.19%, or $0.04 per unit, higher than the prior 12-month distribution of $0.77 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.